PCAOB Registered Auditors – www.sealebeers.com

October 13, 2016

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated October 13, 2016 of TOA Distribution Systems, Inc. (the "Company") to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada